Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 1

TO

SENIOR CONVERTIBLE NOTES

This Amendment No. 1 (this “Amendment”) is effective as of October 18, 2005 to each of the Senior Convertible Notes (collectively, the “Notes”) issued pursuant to that certain Securities Purchase Agreement dated as of March 31, 2004, by and among Internet Capital Group, Inc., a Delaware corporation (the “Company”), and the initial holders of the Notes. All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Notes.

RECITALS

WHEREAS, the Company and the holders of Notes representing a majority of the aggregate principal amount of the outstanding Notes (the “Requisite Holders”) desire to amend the Notes to remove the Company’s option to pay Interest on the Notes in shares of Common Stock of the Company; and

WHEREAS, the Company and the Requisite Holders intend this Amendment to amend the Notes in accordance with the Notes.

NOW, THEREFORE, the Notes are hereby amended as follows:

ARTICLE I

Amendment

1.1. The legend on the cover page of the Notes shall be deleted in its entirety, and the following CUSIP number shall be added to the Notes immediately proceeding the “Issuance Date” and the “Principal” set forth on the cover page of the Notes:

“CUSIP: 46059CAB2”

1.2. Section 2 of the Notes shall be deleted in its entirety and replaced with the following:

“Interest; Interest Rate. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable during the period beginning on the Issuance Date and ending on, and including, the Maturity Date, on the six (6) month anniversary of the Issuance Date, on the twelve (12) month anniversary of the Issuance Date, on the eighteen (18) month anniversary of the

Issuance Date, on the twenty-four (24) month anniversary of the Issuance Date, on the thirty (30) month anniversary of the Issuance Date, on the thirty six (36) month anniversary of the Issuance Date, on the forty two (42) month anniversary of the Issuance Date, on the forty eight (48) month anniversary of the Issuance Date, on the fifty-four (54) month anniversary of the Issuance Date, on the sixty (60) month anniversary of the Issuance Date and on the Maturity Date (if the Maturity Date is not the sixty month anniversary of the Issuance Date) (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash (“Cash Interest”). From and after the occurrence of an Event of Default, a Listing Default or an Initial Listing Default, the Interest Rate shall be increased to 10% (the “Default Interest”). In the event that such Event of Default, Listing Default or Initial Listing Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. The Company shall be required to pay all Default Interest in cash.”

1.3. Section 3(d)(i)(1) of the Notes is hereby amended by replacing the first sentence of such section with the following:

“The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note, whether pursuant to this Section 3 or otherwise, to the extent that, after giving effect to such conversion or payment, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or payment.”

1.4. Section 3(d)(i)(1) of the Notes is hereby further amended by replacing the last sentence of such section with the following:

“In connection with the delivery of a Conversion Notice, the Holder shall notify the Company in writing prior to any such payment or conversion that after giving effect to receipt of the applicable shares of Common Stock, such Holder, together with its

Affiliates, will have beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage.”

1.5. Sections 3(d)(i)(2), 3(d)(i)(3) and 3(d)(i)(4) of the Notes shall be deleted in their entirety and replaced with the following:

“Intentionally Omitted.”

1.6. Section 3(d)(ii) of the Notes is hereby amended by replacing the first sentence of such section with the following:

“The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, whether pursuant this Section 3 or otherwise, if the issuance of such shares of Common Stock would exceed the Issuance Cap, except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the applicable Eligible Market for issuances of Common Stock in excess of such amount.”

1.7. Section 7(a) of the Notes is hereby amended by replacing the sentence immediately preceding the last sentence of such section with the following:

“For the purposes of this Section 7, the calculation of the number of shares of Common Stock Deemed Outstanding shall exclude the Conversion Shares.”

1.8. Sections 27(a), 27(l), 27(m), 27 (n) and 27(v) of the Notes shall be deleted in their entirety and replaced with the following:

“Intentionally Omitted.”

1.9. Section 27(t) of the Notes shall be deleted in its entirety and replaced with the following:

““Excluded Securities” means shares of (A) Common Stock, (B) Options, (C) Convertible Securities and (D) Equity Equivalents issued, sold, or deemed to have been issued or sold, by the Company (i) to any employee, officer, director or consultant for services provided to the Company which has been approved prior to its issuance by the Board of Directors of the Company or its compensation committee, (ii) upon conversion of the Notes, (iii) in connection with any acquisition by the Company or a Partner Company (as such term is used by the Company in the Company’s SEC Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004), whether through an acquisition for securities or a merger, of any business, assets or technologies (including, without limitation, investments in new or existing partner companies) the primary purpose of which is not to raise equity capital for the Company or a Partner Company, (iv) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates net proceeds to the Company in excess of $60,000,000 (other than (x) an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act, (y) a rights or similar offering to the Company’s stockholders and (z) “equity lines”) and (v) upon conversion of any Options, Convertible Securities or Equity Equivalents which are outstanding on the day immediately preceding the Execution Date; provided that the exercise price of such Option, Convertible Securities or Equity Equivalents are not amended, modified or changed on or after the Execution Date (other than in the case of proportionate adjustments in the event of any stock dividend, stock split, stock combination or other similar transaction that proportionately decreases or increases the Common Stock).”

1.10. Section 27(w) of the Notes shall be deleted in its entirety and replaced with the following:

““Issuance Cap” means (x) the number of shares of Common Stock which the Company may issue in connection with the Notes without breaching the Company’s obligations under the rules or regulations of the applicable Eligible Market, including, without limitation, NASD Rule 4350(i)(1)(D) and NASD Rule 4350(i)(B), if applicable, minus (y) the sum of (i) the number of shares of Common Stock previously issued in connection with any Notes that should be included under the rules or regulations of the Principal Market in the calculation of the Issuance Cap and (ii) the number of shares of Common Stock issuable upon conversion of any Notes then outstanding at the respective Conversion Price set forth in such Notes that should be included under the rules or regulations of the Principal Market in the calculation of the Issuance Cap.”

ARTICLE II

MISCELLANEOUS

2.1. Governing Law. This Amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

INTERNET CAPITAL GROUP, INC.

By:	/s/ ANTHONY P. DOLANSKI
Name:	Anthony P. Dolanski
Title:	Chief Financial Officer